Exhibit 99.1

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports 40% Increase in First Quarter Sales Order Value to

Highest Value since Second Quarter of 2008

SCOTTSDALE, Ariz. (April 26, 2012) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced first quarter results for the period ended March 31, 2012.

Summary Operating Results (unaudited)

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31,
	2012	2011	% Chg
Homes closed (units)	759	678	12%
Home closing revenue	$204,022	$177,489	15%
Sales orders (units)	1,144	840	36%
Sales order value	$308,329	$220,612	40%
Ending backlog (units)	1,300	940	38%
Ending backlog value	$353,161	$244,939	44%
Net loss — including impairments	($4,754)	($6,659)	n/m
Adjusted pre-tax loss* — excluding impairments	(4,281)	(5,780)	n/m
Diluted EPS (including impairments)	($0.15)	($0.21)	n/m

*	see non-GAAP reconciliation of net loss to adjusted pre-tax loss on “Operating Results” statement

FIRST QUARTER 2012 SELECTED OPERATING RESULTS AND OTHER NEWS:

•	Net loss narrowed to $4.8M from $6.7M a year ago, due to higher closings and lower overhead costs

•	Highest quarterly sales orders since 2Q 2009 and highest total sales value since 2Q 2008, with year over year sales gains in every state except Nevada

•	Highest average sales per community since the first quarter of 2008 – 29% increase over 1Q 2011

•	Active community count increased to 150 at March 31, 2012 from 141 at March 31, 2011

•	Highest backlog in units and value since the first quarter of 2010

•	Home closing gross margin of 17.2% consistent with 17.1% in 1Q 2011

•	Contracted for approximately 1,500 lots during 1Q 2012, increasing total lots under control to 17,216

•	Launched new issue of $300M 7.0% senior notes due in 2022 and a tender offer to retire 2015 notes in 2Q 2012, pushing out nearest debt maturity to 2017

SALES STRENGTH

“Our spring selling season got off to a strong start, as evidenced by our 36% increase in sales in the first quarter,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Consumer confidence has improved, and more buyers are searching for homes while inventories of existing homes have declined substantially in many of our markets. Our new website and national Contact Center are driving traffic to our well-positioned communities, where our sales teams have done an excellent job converting that traffic to sales. Our monthly sales have grown progressively since November last year, and March was our best sales month since June of 2008.”

First quarter 2012 net order value increased 40% as a result of 36% more homes sold and a 3% increase in average selling prices. Meritage ended the quarter with 150 active communities, up from 141 at the end of the first quarter of 2011, though down from 157 at year-end 2011 as some communities closed out sooner than anticipated due to the increased sales pace. Average sales per community increased to 7.5 for the first quarter of 2012 from 5.8 in 2011.

All states except Nevada increased sales orders, with California, Arizona and Colorado leading in sales gains and average sales pace per community. California increased sales by 140% over the first quarter of 2011, with 9.1 sales per community; Arizona increased sales by 67%, with 7.2 per community; and Colorado increased sales by 28%, with 10.1 per community. North Carolina contributed 33 sales during the first quarter of 2012 from its first four communities opened since October of 2011, an average of 9.4 sales per community.

“As demand has strengthened, we’ve begun to raise prices in most of our communities this year,” said Mr. Hilton. “While certain of our best communities have seen several price increases in 2012 already, most increases have been modest to date, but demonstrate that the market is getting stronger.”

The total value of orders in backlog at March 31, 2012 increased by 44% over March 31, 2011, due to a 38% increase in units and a 4% increase in average sales prices, mainly reflecting a shift toward higher-priced states and communities, in addition to modest price increases.

NET LOSS NARROWED

Meritage narrowed its net loss to $4.8 million or ($0.15) per diluted share for the first quarter of 2012, compared to a net loss of $6.7 million or ($0.21) per diluted share for the first quarter of 2011, due to increased closings and revenue, combined with lower overhead and interest expense.

“We have been operating around break-even for the last two years, excluding the impairments related to winding down our Las Vegas operations, and just a small number of home closings can make the difference between being profitable in a quarter,” said Mr. Hilton. “We expected to report a loss in the first quarter due to our seasonally low fourth quarter sales and backlog entering the quarter.

“With the levels of sales and backlog we reported in the first quarter this year, we expect to achieve higher closings over the next couple of quarters, providing significant overhead leverage and pushing us into profitable territory.”

First quarter 2012 home closing revenue increased 15% over 2011, reflecting a 12% increase in closing volume and a 3% increase in average prices, primarily reflecting a mix shift toward higher-priced states and communities.

Home closing gross margins held steady year to year in the first quarter, at 17.2% in 2012 compared to 17.1% in 2011.

Lower general and administrative overhead and interest expense partially offset increased commissions and other sales costs. Total selling, general and administrative expenses were 16.5% of total revenue in the first quarter of 2012, down from 17.1% a year earlier. Interest expense decreased 8% to $7.4 million, or 3.6% of first quarter 2012 revenue, compared to $8.0 million or 4.5% of first quarter 2011 revenue.

CASH FLOW AND BALANCE SHEET

“We spent $61 million to purchase approximately 1,300 lots during the first quarter of 2012, and we contracted for approximately 1,500 new lots in 32 communities during the quarter,” said Mr. Hilton. “Our land acquisition teams are working hard to secure high quality communities in excellent locations that provide us the best opportunities for above-average sales and higher margins, and we have a healthy pipeline of lots to replenish our communities even at our current sales pace.”

Meritage ended the first quarter with a total lot supply of approximately 17,200 total lots, an increase of nearly 1,800 over the prior year and approximately 500 more than its 2011 year-end total of approximately 16,700 lots. Based on trailing twelve months closings, the March 31, 2012 balance represents a 5.1 year supply of lots.

Total real estate inventory increased by $53 million, accounting for nearly the entire decrease in cash and investments during the quarter. Meritage ended the quarter with $277 million in cash and cash equivalents, restricted cash and securities. Net debt to total capital ratio was 40.4% at March 31, 2012, compared to of 30.5% at March 31, 2011.

Meritage launched a series of related financing transactions in the first quarter of 2012, which are scheduled to close in the second quarter, including the private placement of $300 million of 7.0% senior notes due in 2022, and using the net proceeds of the new issue along with available cash to retire all $285 million of its senior notes due in 2015 and $26 million of senior subordinated notes due in 2017. These transactions will extend the company’s earliest debt maturities to 2017. The transactions will result in approximately $6 million of expense for the early retirement of debt in the second quarter of 2012.

SUMMARY

“The U.S. economy and employment picture have improved, and buyers seem to be much more confident than they were a year ago,” said Mr. Hilton. “We believe the market has clearly turned in a more positive direction, and we are playing offense rather than defense. Based on current market conditions, we believe we can continue to post substantial year over year increases in sales during the remainder of 2012, and with our increased backlog, we are confident we’ll be profitable for the full year. Our challenge now is to continue to find well-priced lots in great locations for new Meritage communities, maximize that value of our land positions, and maintain cost controls while continually striving for operational excellence to improve our earnings power. It’s good to have such challenges to face in a stronger market.”

CONFERENCE CALL

Management will host a conference call today to discuss their results at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-317-6789 and the conference number is 10012517. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available for fifteen days, beginning at 12:30 p.m. ET on April 26, 2012 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10012517. For more information, visit investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Operating results
Home closing revenue	$204,022	$177,489
Land closing revenue	328	100

Total closing revenue	204,350	177,589
Home closing gross profit	35,113	30,380
Land closing gross profit	123	9

Total closing gross profit	35,236	30,389
Commissions and other sales costs	(18,977)	(15,315)
General and administrative expenses	(14,721)	(15,126)
Interest expense	(7,371)	(8,023)
Other income, net	1,259	1,631

Loss before income taxes	(4,574)	(6,444)
Provision for income taxes	(180)	(215)

Net loss	$(4,754)	$(6,659)

Loss per share
Basic and diluted:
Loss per share	$(0.15)	$(0.21)
Weighted average shares outstanding	32,634	32,260
Non-GAAP Reconciliations:
Total home closing gross profit	35,113	30,380
Impaired projects	293	664

Adjusted total home closing gross profit	35,406	31,044

Loss before income taxes	(4,574)	(6,444)
Add real estate-related impairments:
Impaired projects	293	664

Adjusted loss before income taxes	$(4,281)	$(5,780)

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$90,603	$173,612
Investments and securities	173,955	147,429
Restricted cash	12,229	12,146
Other receivables	14,884	14,932
Real estate (1)	868,034	815,425
Investments in unconsolidated entities	11,389	11,088
Option deposits	15,028	15,208
Other assets	31,492	31,538

Total assets	$1,217,614	$1,221,378

Liabilities and Equity:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	$124,181	$126,057
Senior notes	480,692	480,534
Senior subordinated notes	125,875	125,875

Total liabilities	730,748	732,466
Total stockholders’ equity	486,866	488,912

Total liabilities and equity	$1,217,614	$1,221,378

(1) Real estate – Allocated costs:
Homes under contract under construction	$133,930	$101,445
Unsold homes, completed and under construction	91,301	97,246
Model homes	53,265	49,892
Finished homesites and homesites under development	498,645	467,867
Land held for development	68,242	69,067
Land held for sale	22,651	29,908

Total allocated costs	$868,034	$815,425

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended March 31,		As of and for the Twelve Months Ended March 31,
	2012	2011	2012	2011
Interest amortized to cost of sales	$2,378	$2,196	$10,045	$10,989
Interest expensed	$7,371	$8,023	$29,747	$33,450
Depreciation and amortization	$1,693	$1,756	$7,115	$7,783

Net debt-to-capital:

Notes payable and other borrowings			$606,567	$605,937
Less: cash and cash equivalents, restricted cash, and investments and securities			(276,787)	(387,722)

Net debt			329,780	218,215
Stockholders’ equity			486,866	496,567

Capital			$816,646	$714,782
Net debt-to-capital			40.4%	30.5%

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Net loss	$(4,754)	$(6,659)
Real-estate related impairments	293	664
Equity in earnings from JVs (including impairments) and distributions of JV earnings, net	(171)	280
Net increase in real estate and deposits	(52,623)	(19,261)
Other operating activities	1,893	413

Net cash used in operating activities	(55,362)	(24,563)

Payments to purchase investments and securities	(76,503)	(59,908)
Payments to fund restricted cash	(83)	(926)
Maturities of investments and securities	50,000	85,000
Other financing activities	(2,116)	(1,566)

Cash (used in)/provided by investing activities	(28,702)	22,600

Proceeds from issuance of common stock, net	1,055	1,518

Net cash provided by financing activities	1,055	1,518

Net decrease in cash	(83,009)	(445)
Beginning cash and cash equivalents	173,612	103,953

Ending cash and cash equivalents(1)	$90,603	$103,508

(1)	Ending cash and cash equivalents exclude investments and securities, and restricted cash totaling $186 million and $284 million as of March 31, 2012 and March 31, 2011, respectively.

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2012		2011
	Homes	Value	Homes	Value
Homes Closed:
California	97	$33,306	62	$21,171
Nevada	6	1,196	15	2,979

West Region	103	34,502	77	24,150
Arizona	142	38,899	127	31,967
Texas	317	71,651	354	84,810
Colorado	64	21,300	49	15,629

Central Region	523	131,850	530	132,406
North Carolina	18	6,547	—	—
Florida	115	31,123	71	20,933

East Region	133	37,670	71	20,933

Total	759	$204,022	678	$177,489

Homes Ordered:
California	187	$62,647	78	$27,149
Nevada	8	1,456	19	4,022

West Region	195	64,103	97	31,171
Arizona	249	59,612	149	34,342
Texas	463	108,863	446	109,681
Colorado	91	30,313	71	22,182

Central Region	803	198,788	666	166,205
North Carolina	33	12,079	—	—
Florida	113	33,359	77	23,236

East Region	146	45,438	77	23,236

Total	1,144	$308,329	840	$220,612

Order Backlog:
California	172	$56,989	61	$21,273
Nevada	7	1,336	16	3,412

West Region	179	58,325	77	24,685
Arizona	265	65,945	147	34,355
Texas	542	130,706	555	136,478
Colorado	97	32,506	74	23,517

Central Region	904	229,157	776	194,350
North Carolina	39	14,148	—	—
Florida	178	51,531	87	25,904

East Region	217	65,679	87	25,904

Total	1,300	$353,161	940	$244,939

Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Beg.	End	Beg.	End
Active Communities:
California	20	21	14	14
Nevada	2	2	4	4

West Region	22	23	18	18
Arizona	37	32	32	32
Texas	67	67	82	73
Colorado	10	8	9	9

Central Region	114	107	123	114
North Carolina	3	4	—	—
Florida	18	16	10	9

East Region	21	20	10	9

Total	157	150	151	141

About Meritage Homes Corporation

Meritage Homes is the 9th-largest homebuilder in the United States based on homes closed. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of March 31, 2012, the company had 150 actively selling communities in 15 metropolitan areas, including Northern California, East Bay/Central Valley and Southern California, Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Tampa and Raleigh-Durham.

Meritage offers its Simply Smart Series™ of homes and a 99-day guaranteed completion program in certain communities, and was the first large national homebuilder to be 100 percent ENERGY STAR® qualified in every home started since January 1, 2010. Meritage has designed and built nearly 70,000 homes in its 25-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.

Meritage Homes is listed on the NYSE under the symbol MTH.

For more information about the Company, visit http://investors.meritagehomes.com

Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management’s expectations that its backlog conversion rate will decline with the sale of more unstarted homes relative to spec homes, that greater backlog should translate to increased closings and provide positive earnings leverage in the coming quarters, that the market has turned the corner, and that it will report increased sales and be profitable for the full year in 2012.

Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; the availability of finished lots and undeveloped land; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors,” which can be found on our website.

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